Exhibit 99.1
For Immediate Release
Thursday, Sept. 29, 2005
Contacts:
Walter Berger, EVP & CFO
Kate Snedeker, Media & Investor Relations
317.266.0100
Emmis Announces Sale of Four Additional Television Stations
Blackstone & SJL agree to purchase stations in Portland, Honolulu, Wichita and Topeka
Indianapolis...Emmis Communications Corporation (NASDAQ: EMMS) today announced that affiliates of the Blackstone Group and the SJL Broadcast Group have agreed to purchase four of its television stations for a purchase price of $259 million.
The purchase covers KOIN-TV (Ch. 6, CBS affiliate) in Portland, Ore.; KHON-TV (Ch. 2, Fox affiliate) in Honolulu, KSNW-TV (Ch. 3, NBC affiliate) in Wichita, Kan.; and KSNT-TV (Ch. 27, NBC affiliate) in Topeka, Kan., and is subject to customary prorations, adjustments and conditions including approval from the Federal Communications Commission and other regulatory authorities.
Emmis previously announced it had signed definitive agreements for the sale of nine of its stations to three separate buyers for $681 million. No announcements have been made regarding KGMB-TV (Ch. 9, CBS affiliate) in Honolulu, WVUE-TV (Ch. 8, Fox affiliate) in New Orleans and WKCF-TV (Ch. 18, WB affiliate) in Orlando.
“Today’s announcement furthers our goal of doing what is right for our shareholders and employees,” Emmis Chairman and CEO Jeff Smulyan said. “With our previously announced sale of nine stations, we’re now close to $1 billion in aggregate sales proceeds while we continue to evaluate alternatives for our remaining stations.”
The stations represented in today’s announced transaction represented 20% of TV station operating income in fiscal year ended February 28, 2005 and 18% of fiscal year ended February 29, 2004.
Emmis entered the television industry in July of 1998 with the purchase of four Fox affiliates (WLUK-TV, KHON-TV, WVUE-TV and WALA-TV) from SF Broadcasting and later that year added WTHI-TV and WFTX-TV from Wabash Valley Broadcasting. In October of 1999, Emmis purchased Orlando’s WKCF from Press Communications. In October of 2000, Emmis purchased eight network-affiliated stations (KOIN-TV, KRQE-TV, WSAZ-TV, KSNW-TV, KGMB-TV, KGUN-TV, KMTV-TV, KSNT-TV) from Lee Enterprises. In March of 2003, Emmis purchased Mobile/Pensacola’s WBPG-TV from Pegasus Communications.
As announced by Emmis on Aug. 22, LIN TV Corp (NYSE: TVL) has signed an agreement to purchase WALA-TV (Ch. 10, Fox affiliate) and WBPG-TV (Ch. 55, WB affiliate) in Mobile, Ala./Pensacola, Fla.; WTHI-TV (Ch. 10, CBS affiliate) in Terre Haute, Ind.; WLUK-TV (Ch. 11, Fox affiliate) in Green Bay, Wis.; and KRQE-TV (Ch. 13, CBS affiliate) in Albuquerque, New Mexico, plus regional satellite stations. The sale price for the five stations is $260 million.
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Journal Communications (NYSE: JRN) has signed an agreement to purchase WFTX-TV (Ch. 4, Fox affiliate) in Fort Myers, Fla.; KMTV-TV (Ch. 3, CBS affiliate) in Omaha, Neb.; and KGUN-TV (Ch. 9, ABC affiliate) in Tucson, Ariz. The sale price for the three stations is $235 million.
Gray Television (NYSE: GTN; GTN.A) has signed an agreement to purchase WSAZ-TV (Ch. 3, NBC affiliate) in Huntington/Charleston, West Virginia, for $186 million.
The closings are subject to customary conditions, including approval from the Federal Communications Commission and other regulatory agencies. Emmis expects to begin closing these transactions before the end of the year.
Emmis Communications – Great Media, Great People, Great Service ® (www.emmis.com)
Emmis is an Indianapolis-based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. Emmis owns 23 FM and 2 AM domestic radio stations serving the nation’s largest markets of New York, Los Angeles and Chicago as well as Phoenix, St. Louis, Austin, Indianapolis and Terre Haute, IN. Emmis has recently announced its intent to seek strategic alternatives for its 16 television stations, which will result in the sale of all or a portion of its television assets. In addition, Emmis owns a radio network, international radio stations, regional and specialty magazines and ancillary businesses in broadcast sales and book publishing.
The Blackstone Group
The Blackstone Group, a private investment and advisory firm with offices in New York, Atlanta, Boston, Los Angeles, London, Hamburg, Paris and Mumbai, was founded in 1985. The firm has raised a total of approximately $34 billion for alternative asset investing since its formation. Over $14 billion of that has been for private equity investing, including Blackstone Capital Partners IV, one of the largest institutional private equity funds ever raised at $6.45 billion. In addition to Private Equity Investing, The Blackstone Group’s core businesses are Private Real Estate Investing, Corporate Debt Investing, Marketable Alternative Asset Management, Corporate Advisory, and Restructuring and Reorganization advisory. For more information, visit www.blackstone.com.
The SJL Broadcast Group
The SJL Broadcast Group, headquartered in Montecito, CA, was founded in 1983 to build a group of network television stations. From 1984-1995 the SJL Group owned and operated twelve broadcast stations. In 1996, SJL acquired stations KSBY-TV, San Luis Obispo, CA and WICU-TV, Erie, PA, and in 2000, was involved in the acquisition of WOWK-TV, Huntington, WV, WTAJ-TV, Altoona, PA and WBNG-TV, Binghamton, NY. SJL has always focused on community service with a strong commitment to news and operates under the belief that its employees are its best representatives in the communities it serves.
Certain statements included above which are not statements of historical fact, including financial data for quarters or other periods that are not yet completed and statements identified with the words “continues,” “expect,” “will,” or “would,” are intended to be, and are, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended, and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Emmis to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statements. Such factors included, among others, general economic and business conditions; fluctuations in the demand for advertising; increased competition in the broadcasting industry including the implementation of competing formats in large markets; the attraction and retention of quality talent and other programming; public and governmental reaction to Emmis programming decisions; changes in the costs of programming; changes in interest rates; inability to grow through suitable acquisitions; inability or delay in closing announced acquisitions or dispositions; terrorist attacks or other large-scale disasters; wars and other events creating economic uncertainty; and other factors mentioned in documents filed by Emmis with the Securities and Exchange Commission. Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.